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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                                      OF
                   STEM CELL PRESERVATION TECHNOLOGIES, INC.

     Pursuant to Section 242 of Title 8 of the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of STEM CELL PRESERVATION TECHNOLOGIES, INC., f/k/a CCEL Expansion Technologies, Inc. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware on December 14, 1993, does hereby certify:

     FIRST:   That pursuant to a Unanimous Written Consent of the Board of
Directors of said Corporation dated September 13, 2001, the Corporation's Board of Directors approved an amendment to the Corporation's Certificate of Incorporation to reflect the Corporation's forward split of the Corporation's shares of Common Stock.

     SECOND: That pursuant to a Written Consent in Lieu of Meeting dated September 13, 2001, the holder of a majority of the Corporation's issued and outstanding common stock approved the following amendment to the Corporation's Certificate of Incorporation.

     THIRD:   That Article IV of the Corporation's Certificate of Incorporation
be amended as follows:

                                  ARTICLE IV
                                  ----------

     "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 27,000,000 shares, of which:

          1. 25,000,000 shares shall be designated as Common Stock, having a par value of $.0001 per share; and

          2. 2,000,000 shares shall be designated as Preferred Stock, having a par value of $.0001 per share.

     Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

     All issued and outstanding shares of Common Stock of the Corporation as of 5:00 p.m., E.S.T, on August 31, 2001, shall as of that date be automatically increased at the rate of One Thousand Three Hundred Fifty for One (1,350:1). No fractional shares will be issued upon the forward stock split. All fractional shares shall be rounded up to the next higher share."
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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to the Certificate of Incorporation to be signed by Daniel D. Richard, its Chief Executive Officer, this 13th day of September 2001.


                              STEM CELL PRESERVATION
                              TECHNOLOGIES, INC.


                              By: /s/ Daniel D. Richard
                                 ---------------------------------------------
                                  Daniel D. Richard
                                  Chief Executive Officer